As filed with the Securities and Exchange Commission on November 30, 2023

Registration No. 333-249774

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-249774

SQZ BIOTECHNOLOGIES COMPANY

(Exact name of registrant as specified in its charter)

Delaware	46-2431115
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

PO Box 5515

Wayland, MA 01778

(Address of principal executive offices) (Zip code)

SQZ Biotechnologies Company 2014 Stock Incentive Plan, as amended

SQZ Biotechnologies Company 2020 Incentive Award Plan

SQZ Biotechnologies Company 2020 Employee Stock Purchase Plan

(Full title of the plans)

Howard Bernstein, M.D., Ph.D.

Interim Chief Executive Officer

SQZ Biotechnologies Company

PO Box 5515

Wayland, MA 01778

(Name and address of agent for service)

(617) 758-8672

(Telephone number, including area code, of agent for service)

Copy to:

Peter N. Handrinos, Esq.

Wesley C. Holmes, Esq.

Latham & Watkins LLP

200 Clarendon Street, 27th Floor

Boston, MA 02116

(617) 948-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company,” “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

SQZ Biotechnologies Company (the “Registrant”), is filing this Post-Effective Amendment to the following Registration Statement on Form S-8 (the “Registration Statement”) to deregister any and all securities that remain unsold under such Registration Statement.

•

Registration Statement No. 333-249774, filed with the Securities Exchange Commission (the “Commission”) on October 30, 2020, registering the offer and sale of 9,714,507 shares of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”), issuable pursuant to the Registrant’s 2014 Stock Incentive Plan, as amended, 2020 Incentive Award Plan, and 2020 Employee Stock Purchase Plan.

The Company previously announced that it has determined to pursue potential strategic alternatives, which may include a partnership, acquisition, merger, business combination, or other transaction. Should a strategic alternative be implemented, the Company anticipates using available net proceeds to discharge its liabilities and outstanding obligations, distribute the remainder, if any, to stockholders and wind down its operations. Should the Company be unable to identify and implement a meaningful strategic alternative in a timely manner, the Company’s board of directors is likely to consider bankruptcy or other dissolution proceedings. In connection with the foregoing, the Company has determined to terminate the offerings of Registered Securities under the Registration Statement. Accordingly, the Company is filing this Post-Effective Amendment to terminate the effectiveness of the Registration Statement, and, in accordance with the undertakings made by the Company in the Registration Statement, to remove from registration any and all of the Registered Securities that remain unsold as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of all such securities.

As no securities are being registered herein, the sole purpose of this filing being to terminate and deregister, the disclosure requirements for exhibits under Item 601 of Regulation S-K are inapplicable to this filing.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Watertown, Commonwealth of Massachusetts, on the 30th day of November, 2023.

SQZ BIOTECHNOLOGIES COMPANY

By:	/s/ Howard Bernstein, M.D., Ph.D.
Howard Bernstein, M.D., Ph.D.
Interim Chief Executive Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 under the Securities Act of 1933, as amended.